For Immediate Release
October 5, 2004

GIBRALTAR'S BOARD OF DIRECTORS DECLARES 3-FOR-2 STOCK SPLIT

 The Company Will Retain Its $.20 Per-Share Annual Dividend Rate

BUFFALO, NEW YORK (October 5, 2004)- Gibraltar (Nasdaq: ROCK) today announced that its Board of Directors has authorized a 3-for-2 stock split in the form of a 50 percent stock dividend. The Company also said that it will retain its current per-sharedividend rate, which is currently $.20 annually and is paid quarterly at $.05 per share.

The additional shares will be distributed on or about October 29, 2004, to stockholders of record on October 15, 2004. The Company currently has approximately 19.7 million shares outstanding and, after the split, will have approximately 29.6 million shares outstanding.

"We expect that the greater number of shares outstanding after our split will give investors a wider opportunity to become Gibraltar stockholders, and over time help to increase the liquidity in our stock," said Brian J. Lipke, Gibraltar's Chairman and Chief Executive Officer.

Gibraltar is a manufacturer and distributor of more than 5,000 residential and commercial building products, one of North America's leading metal processors, and North America's second-largest commercial heat treater. The Company serves approximately 10,000 customers in a variety of industries in all 50 states, Canada, Mexico, Europe, Asia, and Central and South America, and is approaching $1 billion in annual sales. It has approximately 4,000 employees and operates 75 facilities in 26 states, Canada, and Mexico.

Information contained in this release, other than historical information, should be considered forward-looking, and may be subject to a number of risk factors, including: the impact of the availability and the effects of changing steel prices on the Company's results of operations; changing demand for the Company's products and services; risks associated with the integration of acquisitions; and changes in interest or tax rates.

CONTACT: Kenneth P. Houseknecht, Vice President of Communications and Investor Relations, at 716/826-6500, khouseknecht@gibraltar1.com.

Gibraltar's news releases, along with comprehensive information about the Company, are available on the Internet, at www.gibraltar1.com.